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                                                   Exhibit (10)-11
                                                   Unicom Corporation
                                                   Form 10-K File No 1-11375
                                                   Commonwealth Edison Company
                                                   Form 10-K File No. 1-1839


            1996 AWARD TO MR. O'CONNOR, MR. MULLIN AND MR. SKINNER
             UNDER THE UNICOM CORPORATION LONG-TERM INCENTIVE PLAN
             -----------------------------------------------------


          Unicom Corporation, an Illinois corporation (the "Company"), hereby grants to James J. O'Connor, Leo F. Mullin and Samuel K. Skinner in accordance with the provisions of the Unicom Corporation Long-Term Incentive Plan (the "Plan"), a performance unit award (each, an "Award") in the amount and upon and subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Plan. The following chart describes the requirements for each Award level and sets forth the percentage of Base Pay (as hereinafter defined) allocated to such level:

Level of Award
--------------
                                                 Cash       Stock
                                                 ----       -----
Threshold:

If earnings per share on the Company's
Common Stock are at least $3.24 per share*        25%         0%

Target:

If earnings per share on the Company's
Common Stock are at least $3.31 per share*        30%        20%

Distinguished Level:

If earnings per share on the Company's
Common Stock are at least $3.39 per share*        30%        70%

---------------

* For the purposes of determining the Level of Award, the "earnings per share" amount shall be calculated without giving effect to (i) any charges associated with any early retirement program for employees of the Company or its subsidiaries or any severance payments made by the Company or its subsidiaries, (ii) any charges associated with necessary increases in pension provisions for the Service Annuity Systems of Commonwealth Edison Company ("ComEd") and Commonwealth Edison Company of Indiana, Inc. ("ComEd-Indiana") which are determined after January 1, 1996, (iii) any write-off (as opposed to depreciation charges) associated with any plant, property or equipment of the Company or its subsidiaries, (iv) the effect of any unanticipated accounting reclassifications or adjustments or inter-company cost allocation adjustments that may be required by the Federal Energy Regulatory Commission or the Illinois Commerce
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     Commission ("ICC"), (v) any accounting effects resulting from any subsequent ICC or judicial proceeding relating to any order entered by the ICC in Docket No. 94-0065, (vi) any accelerated depreciation on any nuclear generating stations under ComEd's "ENERGY Partnership Program," (vii) any investment tax credit related to certain investments in nuclear fuel and other miscellaneous electric utility property permitted under the 1986 Tax Reform Act and not previously taken, (viii) any "finder's fee" or similar compensation paid in connection with the realization of the investment tax credit referred to in the preceding clause (vii), (ix) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd/Indiana's State Line generating plant, (x) any gain, loss or other charges (including, without limitation, increases or decreases in related operations and maintenance expenditures) associated with the disposition of ComEd's Kincaid generating plant, (xi) one half of any charges associated with any signing bonus and/or adders paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their most recent collective bargaining agreement with ComEd, and (xii) any expenditures associated with ComEd's accelerated nuclear expenditures (improvement program); and shall be adjusted for any stock splits, stock dividends or other similar event.

          No award at any level shall be earned or payable if (i) the aggregate amount actually incurred by ComEd and ComEd-Indiana for operations and maintenance expenditures (excluding (1) any charges or effects associated with any of the items referred to in clauses (i) through (v), inclusive, and clauses
(viii) through (xii), inclusive, of the first sentence of the asterisked footnote to the preceding table and (2) any charges associated with awards made or paid under the Plan, The ComEd Pension Fund Management Incentive Pay Plan, The ComEd Bulk Power Marketing Incentive Plan and any company-wide incentive pay plan or arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd-Indiana) for the calendar year 1996 is not less than $2,020 million, (ii) the aggregate amount actually incurred by ComEd and ComEd-Indiana for capital expenditures for calendar year 1996 is not less than $920 million (excluding (1) any capitalized charges associated with awards made or paid under the Plan, The ComEd Pension Fund Management Incentive Pay Plan, The ComEd Bulk Power Marketing Incentive Plan and any company-wide incentive pay plan or arrangement generally applicable to bargaining unit employees within ComEd and/or ComEd-Indiana, (2) one half of any capitalized charges associated with any signing bonus and/or adders paid to members of Local 15 of the International Brotherhood of Electrical Workers in connection with the execution of their most recent collective bargaining agreement with ComEd, (3) any capital expenditures associated with ComEd's accelerated nuclear expenditures (improvement program), and (4) any additional capital expenditures due to the acceleration of ComEd's steam generator replacement program), or (iii) the Company fails to maintain its regular quarterly cash dividends on the outstanding Common Stock in an amount at least equal to $.40 per share (adjusted for any stock-split, stock dividend or other similar event) during the calendar year 1996.

          The value (the "Payment Amount") of an award is determined by multiplying the performance units (expressed as a percentage) at the achieved award level by Base Pay, and will result in a "Cash Payment Amount" (determined by reference to the "Cash" column) and a "Stock Payment Amount" (determined by reference to the "Stock" column); provided, however, that interpolation shall be used in determining the

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amount of any award based on achievement between the "Threshold" level and the
"Distinguished" level. "Base Pay" for Mr. O'Connor, Mr. Mullin and Mr. Skinner, as the case may be, shall be his monthly scheduled rate of pay from ComEd as of January 1, 1996, multiplied by 12 together with the 1996 income from his Deferred Compensation Units (whether received from the Company or ComEd).

          The Award is subject to the provisions of Sections 9 through 12.4 (inclusive) of the 1996 Variable Compensation Award for Management Employees (including employment requirements and timing of payments).






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